EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT NO. 11 AND WAIVER NO. 8 TO CREDIT AND GUARANTEE AGREEMENT, dated as of February 17, 2025 (this “Agreement”), among CORE ALASKA, LLC, a Delaware limited liability company (the “Borrower”), CONTANGO ORE, INC., a Delaware corporation (“Contango”), CONTANGO LUCKY SHOT ALASKA, LLC (f/k/a/ ALASKA GOLD TORRENT, LLC), an Alaska limited liability company (“CLSA”), CONTANGO MINERALS ALASKA, LLC, an Alaska limited liability company (“CMA”) and CONTANGO MINING CANADA, INC., a British Columbia corporation (“CMC” and together with Contango, CLSA and CMA, the “Guarantors”) and ING CAPITAL LLC, in its capacity as administrative agent (the “Administrative Agent”) (with the consent of each Lender (as defined below in the Credit Agreement referred to below)).

RECITALS:

WHEREAS, the Borrower has entered into that certain Credit and Guarantee Agreement, dated as of May 17, 2023, with the Administrative Agent, the Collateral Agent, the lenders (the “Lenders”) party thereto from time to time, the Guarantors, ING Capital LLC and Macquarie Bank Limited, as Mandated Lead Arrangers and ING Capital LLC, as Bookrunner (as amended pursuant to Amendment No. 1 dated as of July 17, 2023, Amendment No. 2 dated as of August 15, 2023 Amendment No. 3 dated as of December 31, 2023, Amendment No. 4 dated as of January 31, 2024, Amendment No. 5 dated as of February 16, 2024, Amendment No. 6 dated as of April 30, 2024, Amendment No. 7 dated as of June 28, 2024, Amendment No. 8 dated as of July 30, 2024, Amendment No. 9 dated as of September 30, 2024 and Amendment No. 10 dated as of October 31, 2024, the “Existing Credit Agreement”, and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower hereby requests the Lenders to (a) amend the Existing Credit Agreement as further set forth in Section 2 (Amendments) herein and (b) provide certain waivers to the Credit Agreement as further set forth in Section 3 (Waivers) herein; and

WHEREAS, pursuant to Section 10.02(b) (Amendments, etc.) of the Credit Agreement, no amendment or waiver of any provision of the Credit Agreement, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by each Loan Party and the Required Lenders (or each Lender, as the case may be), and acknowledged by the Administrative Agent, or by each Loan Party and the Administrative Agent with the consent of the Required Lenders (or each Lender, as the case may be); and

NOW, THEREFORE, in consideration of the premises and agreements, and provisions herein contained, the parties hereto agree as follows:

Section 1.
Certain Defined Terms. Unless otherwise defined herein, all capitalized terms used herein (including the recitals hereto) shall have the respective meanings defined in the Credit Agreement. The rules of interpretation contained in Section 1.02 (Terms

MERICAS/2024013442.2 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

Generally) of the Credit Agreement are hereby incorporated by reference herein mutatis mutandis as if fully set forth herein.
Section 2.
Amendments.
(a)
With effect as of the Effective Date (as defined below), subject to the terms and conditions set forth herein, each Lender hereby agrees to amend the Existing Credit Agreement as follows:
(i)
the Existing Credit Agreement is hereby amended (A) by inserting the language indicated in single or double underlined text (indicated textually in the same manner as the following examples: single-underlined text or double-underlined text) in Exhibit A-1 hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Exhibit A-1 hereto and (B) by inserting the language indicated in single or double underlined text (indicated textually in the same manner as the following examples: single-underlined text or double-underlined text) as specified in Exhibit A-2 hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) as specified in Exhibit A-2 hereto, or as otherwise specified in Exhibit A-2 hereto;
(ii)
Schedule 2.06 (Loan Amortization Schedule) to the Existing Credit Agreement is hereby amended and restated in its entirety by amended Schedule 2.06 (Loan Amortization Schedule) attached hereto as Exhibit B;
(iii)
Schedule 4.01(cc) (Existing Accounts) to the Existing Credit Agreement is hereby amended and restated in its entirety by amended Schedule 4.01(cc) (Existing Accounts) attached hereto as Exhibit C;
(iv)
Schedule 6.15 (Hedging Parameters) to the Existing Credit Agreement is hereby amended and restated in its entirety by amended Schedule 6.15 (Hedging Parameters) attached hereto as Exhibit D; and
(v)
Exhibit G (Form of Borrower Project Completion Date Certificate) to the Existing Credit Agreement is hereby amended and restated in its entirety by amended Exhibit G (Form of Borrower Project Completion Date Certificate) attached hereto as Exhibit E.
(b)
With effect as of the Effective Date (as defined below), subject to the terms and conditions set forth herein, each Lender hereby agrees that each reference to the “Maturity Date” in any other Loan Document shall be deemed to be a reference to “June 30, 2027”, and the parties hereto agree that such actions as may be required with respect to any other Loan Document to reflect such amendment shall be taken.

AMERICAS/2024013442.2 2 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

Section 3.
Waivers. With effect as of the Effective Date (as defined below), subject to the terms and conditions set forth herein:
(a)
solely for purposes of compliance with Section 5.19 (Minimum Cash Requirement) of the Credit Agreement, each Lender hereby waives (i) the requirement that Contango comply with the Minimum Cash Requirement for the period beginning on January 31, 2025 and ending on the earlier of (x) the first date following January 31, 2025 on which the Borrower receives a cash distribution from the Project Company and (y) April 15, 2025 (the “Waiver Period”) and (ii) any Default or Event of Default arising under Section 7.01(h) (Events of Default) of the Credit Agreement as a result of the failure to comply with Section 5.19 (Minimum Cash Requirement) of the Credit Agreement during the Waiver Period; and
(b)
solely for purposes of the Borrower’s compliance with Section 5.22(a) (Financial Covenants) of the Credit Agreement on the Calculation Date occurring on each of February 28, 2025 and March 31, 2025, each Lender hereby waives the requirement that the Historic Debt Service Coverage Ratio be no less than 1.30:1 for the Historic DSCR Measurement Period as of the Calculation Date occurring on each of February 28, 2025 and March 31, 2025 and (ii) any Default or Event of Default arising under Section 7.01(g) (Events of Default) of the Credit Agreement as a result of the Borrower’s failure to comply with Section 5.22(a) (Financial Covenants) of the Credit Agreement on each such Calculation Date.
Section 4.
Acknowledgment. The Administrative Agent (a) (acting on the direction of the Required Lenders) hereby acknowledges and agrees that each of (i) the updated Mine Plan delivered to the Administrative Agent on November 19, 2024 in accordance with Section 5.02(e) (Reporting) of the Credit Agreement (together with any amendments thereto, as applicable, in accordance with in accordance with Section 5.02(j) (Reporting) of the Credit Agreement) and (ii) the updated Base Case Financial model delivered to the Administrative Agent on February 13, 2025, in each case, has been approved by the Required Lenders and (b) hereby acknowledges and agrees that it has approved each of (i) the Program and Budget delivered to the Administrative Agent on November 19, 2024 for the 2025 calendar year in accordance with Section 5.02(m) (Reporting) of the Credit Agreement and (ii) the Corporate Budget delivered to the Administrative Agent on February 12, 2025 for the 2025 calendar year in accordance with Section 5.02(n) (Reporting) of the Credit Agreement.
Section 5.
Representations and Warranties. Each of the Borrower and the Guarantors hereby represents and warrants on the date hereof and on the Effective Date (as defined below):
(a)
each Loan Party (i) has been duly incorporated or formed and is validly existing under the laws of its incorporation or formation, as applicable (ii) is duly qualified, registered or licensed in all jurisdictions where its ownership, lease or operation of its properties or the nature of its business makes such qualification, registration or licensing necessary or where failure to be in such standing or so qualified, registered or licensed would not reasonably be expected to have a Material Adverse Effect, (iii) has all requisite corporate capacity, power and authority to own, hold under license or lease its properties, and to carry on its business as now conducted and as proposed to be conducted in all material respects, and (iv) has all necessary

AMERICAS/2024013442.2 3 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

organizational capacity to enter into, and carry out the transactions contemplated by, this Agreement and the other Loan Documents to which it is a party;
(b)
the execution, delivery and performance by each Loan Party of this Agreement and all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by such Loan Party of this Agreement;
(c)
(i) each Loan Party has duly executed and delivered this Agreement and (ii) this Agreement will constitute a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and (B) the fact that the courts may deny the granting or enforcement of equitable remedies;
(d)
the execution, delivery and performance by each Loan Party of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with, result in any breach or violation of, or constitute a default under, (i) the terms, conditions or provisions of, the charter or Constituent Documents or bylaws of, partnership agreements or declaration relating thereto, such Loan Party, (ii) any law, regulation, judgment, decree or order binding on or applicable to such Loan Party (including Regulation X of the Board of Governors of the Federal Reserve System) or any order, writ, judgment, injunction, decree, determination or award applicable to or binding on or affecting such Loan Party or any of its properties, or (iii) any material agreement binding on or affecting such Loan Party, or (iv) other than as contemplated by the Loan Documents, result in, or require the creation or imposition of any Liens on any property or assets of any Loan Party;
(e)
no Governmental Authorization and no consent, notice or other similar action of, to, or by, or filing with, any Governmental Authority or any other third party is required for the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, except for the authorizations, approvals, actions, notices and filings, which have been duly obtained, taken, given or made and are in full force and effect and are final and non-appealable; and
(f)
no Default of Event or Default has occurred and is continuing.
Section 6.
Conditions Precedent to the Effective Date. This Agreement shall become effective upon the date (the “Effective Date”) on which the following conditions have been met:
(a)
the Administrative Agent shall have received counterparts hereof duly executed and delivered by the Parties;
(b)
upon giving effect to this Agreement, each representation and warranty set forth in Section 5 (Representations and Warranties) above is true, correct and complete in all material respects; and
(c)
the Administrative Agent shall have received evidence that the Debt Service Reserve Account (as defined in the Existing Credit Agreement) has been closed and that all

AMERICAS/2024013442.2 4 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

amounts standing to the credit of the Debt Service Reserve Account have been transferred to the Proceeds Account, in each case, in form and substance satisfactory to it.
Section 7.
Loan Document; Ratification of Credit Agreement; Etc.
(a)
This Agreement shall be deemed a Loan Document under the Credit Agreement and the other Loan Documents.
(b)
The Credit Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the forgoing, the parties hereto hereby acknowledge and agree that: (i) notwithstanding the effectiveness of this Agreement, each Loan Document to which such party is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (ii) the Loan Documents to which such Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations.
(c)
The execution, delivery, and effectiveness of this Agreement shall not (i) operate as a waiver of any right, power, or remedy of any Secured Party under any of the Loan Documents, nor, except as expressly set forth herein, constitute a waiver of any provision of any of the Loan Documents, or (ii) prejudice any other right, power, or remedy that the Secured Parties now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents. The amendments and waivers provided in Sections 2 (Amendments) and 3 (Waivers) shall be applicable solely with respect to those matters expressly provided therein and no other amendments, waivers or consents may be construed or implied.
(d)
Notwithstanding anything contained herein, the amendments and waivers specified in this Agreement (i) is limited as specified and related solely to the matters contemplated hereby in the manner and to the extent described herein, (ii) shall not be effective for any other purpose or transaction and (iii) does not constitute a basis for any subsequent amendment, modification, waiver or consent in respect of the terms and conditions of the Loan Documents.
(e)
The Loan Parties hereby confirm that each of the Collateral Documents to which such Loan Party is a party remains in full force and effect and is hereby ratified and confirmed and reaffirm the grants of security interest in each of the Collateral Documents to which such Loan Party is a party.
(f)
Each Lender hereby directs and instructs the Administrative Agent to execute and deliver this Agreement and to perform its obligations hereunder.
Section 8.
Headings. The headings contained herein are for convenience of reference only and do not constitute part of this Agreement.
Section 9.
Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Loan Documents.
Section 10.
Counterparts; Entire Agreement. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of

AMERICAS/2024013442.2 5 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

which, when executed and delivered, shall be effective for purposes of binding the parties hereto, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (i.e., a “pdf” or “tif”), including email, shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be. This Agreement constitutes the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, of the parties hereto relating to the subject matter hereof.
Section 11.
Incorporation by Reference. The provisions of Sections 10.07 (Severability), 10.09 (Governing Law; Jurisdiction; etc.) and 10.10 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, and shall apply as if fully set forth herein.

[Signature page follows.]

AMERICAS/2024013442.2 6 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer(s) to execute and deliver this Agreement as of the date first written above.

CORE ALASKA, LLC,
as Borrower

By:
Name: Rick Van Nieuwenhuyse
Title: President and Chief Executive Officer

CONTANGO ORE, INC.,
as Guarantor

By:
Name: Rick Van Nieuwenhuyse
Title: President and Chief Executive Officer

CONTANGO LUCKY SHOT ALASKA, LLC,
as Guarantor

By:
Name: Rick Van Nieuwenhuyse
Title: President and Chief Executive Officer

CONTANGO MINERALS ALASKA, LLC,
as Guarantor

By:
Name: Rick Van Nieuwenhuyse
Title: President and Chief Executive Officer

CONTANGO MINING CANADA INC.,
as Guarantor

By:
Name: Rick Van Nieuwenhuyse
Title: Chief Executive Officer

[Signature Page to Contango Ore – Amendment No. 11 and Waiver No. 8 to Credit and Guarantee Agreement]

ING CAPITAL LLC,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Contango Ore – Amendment No. 11 and Waiver No. 8 to Credit and Guarantee Agreement]

EXHIBIT A-1

Amendments to Existing Credit Agreement

Section 1.01 Defined Terms.

“Accounts” means, collectively, the Proceeds Account, ~~the Debt Service Reserve Account,~~ each Metals Account and the accounts set forth on Schedule 4.01(cc), which Accounts shall be subject to a first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Amendment Agreement Effective Date” means February 17, 2025.

“Applicable Margin” means~~, (a) up to and including the Project Completion Date,~~ 6.00% per annum ~~and (b) thereafter, 5.00% per annum~~.

~~“Debt Service Reserve Account” means the U.S. Dollar denominated account of the Borrower # 11180205 opened with the Account Bank.~~

~~“DSR Required Balance” means (a) on or prior October 31, 2024, $5,000,000 and (b) thereafter, all principal and interest in respect of Loans required to be paid by the Borrower under the Loan Documents scheduled to be due during any three (3) month period commencing from (and excluding) any Payment Date up to (but including) the immediately succeeding Payment Date and occurring on or before the Maturity Date, as set forth in the then current Base Case Financial Model as confirmed by the Administrative Agent (acting at the direction of the Required Lenders).~~

“Excess Cash” means, as of any date of determination, the lowest amount of any Cash and Cash Equivalents in excess of ten million U.S. Dollars ($10,000,000) on deposit or projected to be on deposit in the Proceeds Account in accordance with the then-current Base Case Financial Model from such date until the Maturity Date and calculated on a pro forma basis pursuant to such Base Case Financial Model at a gold price level for unhedged production in an amount equal to the lesser of (i) the Gold Market Price, or (ii) two thousand six hundred U.S. Dollars ($2,600) per troy ounce of gold.

“Historic Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the aggregate amount of Available Cash Flow during the applicable Historic DSCR Measurement Period~~s~~ and (ii) the amount of Cash and Cash Equivalents on deposit in the Proceeds Account on the last day of the immediately preceding Historic DSCR Measurement Period, to (b) the aggregate of all principal, interest, fees, expenses and other amounts in respect of Loans required to be paid by the Borrower under the Loan Documents during the applicable Historic DSCR Measurement Period immediately preceding such Calculation Date.

“Loan Life Coverage Ratio” means, as of any date, the ratio of (a) the sum of (i) the net present value of the projected Available Cash Flow (as reflected in the then current Base Case Financial Model) until the Maturity Date, discounted by the Discount Rate and (ii) the amount of Cash and Cash Equivalents on deposit in the Proceeds Account on the day immediately preceding such Payment Date to (b) the principal amount of the outstanding Loans on the date of

AMERICAS/2024013442.2 Exhibit A-1-1 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

calculation ~~less the amounts then standing to the credit of the Debt Service Reserve Account~~. ~~In calculating the Loan Life Coverage Ratio it shall be assumed that all payment and all transfers among the Proceeds Account and the Debt Service Reserve Account due to be made are in fact made.~~

“Maturity Date” means ~~December 31, 2026~~June 30, 2027.

“Minimum Liquidity Level” means, as of any date of determination and calculated on a pro forma basis pursuant to the Base Case Financial Model at a gold price level for unhedged production in an amount equal to the lesser of (i) the Gold Market Price, or (ii) two thousand six hundred U.S. Dollars ($2,600) per troy ounce of gold, such Base Case Financial Model shall show, on each Calculation Date from such date of determination until the Maturity Date, an amount on deposit in the Proceeds Account equal to at least five million U.S. Dollars ($5,000,000).

“Permitted Investments” means (a) interest-bearing overnight deposits accepted or guaranteed by a commercial bank with a rating of at least A3 from Moody’s or A- from S&P or Fitch, (b) interest-bearing time deposits with, in the case of the Proceeds Account ~~and the Debt Service Reserve Account~~, the Account Bank, and in the case of other Accounts of the Loan Parties, the bank where such accounts are maintained, (c) after the Project Completion Date, Investments of cash contributions of equity to Contango in an amount for each Fiscal Year not to exceed the sum of, without duplication, (i) cash contributions of equity to Contango required to be made to fund the Borrower’s share of the anticipated Operating Costs of the Project Company based on the then-current Program and Budget for such Fiscal Year plus (ii) Corporate Costs based on the then-current Corporate Budget for such Fiscal Year plus (iii) $2,000,000 annually; (d) Investments by the Borrower in the Project Company, (e) subject to the limitations set forth in this Agreement, Investment by the Loan Parties in other Loan Parties (except for Investment in Contango) or (f) otherwise approved by Required Lenders.

“Project Completion Longstop Date” means ~~July 31, 2025 or such later date as may be agreed to between the Borrower and all Lenders~~the one-year anniversary of the Amendment Agreement Effective Date.

“Project Life Coverage Ratio” means as of any date, the ratio of (a) the net present value of the projected Available Cash Flow (as reflected in the then current Base Case Financial Model) until the end of the then-existing Mine Plan, discounted by the Discount Rate to (b) the principal amount of the outstanding Loans ~~less the amounts then standing to the credit of the Debt Service Reserve Account~~.

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio calculated as of each Payment Date of (a) the sum of (i) the aggregate of projected Available Cash Flow (as reflected in the then current Base Case Financial Model) for each successive three (3) calendar-month period ending on such Payment Date until the Maturity Date and (ii) the amount of Cash and Cash Equivalents on deposit in the Proceeds Account on the day immediately preceding such Payment Date, and (b) the aggregate of all principal, interest, fees, expenses and other amounts in respect of Loans for each such successive three (3) calendar-month period ending on such Payment Date until the Maturity Date.

AMERICAS/2024013442.2 Exhibit A-1-2 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

Section 2.06 Repayment of Loans.

(a)
Term Loans. On each Payment Date commencing with the first Payment Date occurring after Term Loans have been Borrowed, the Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, an aggregate principal amount of the Term Loans equal to the amount set forth on Schedule 2.06 (as may be amended in accordance with this Agreement) for such Payment Date, with any remaining outstanding principal amount of the Term Loans payable by the Borrower on the Maturity Date; provided that, after the Commercial Operation Date has occurred, the Borrower may, from time to time by delivering a written notice (each, a “Deferral Notice”) to the Administrative Agent at least three (3) U.S. Government Securities Business Days before the relevant Payment Date, defer, in whole or in part, the amount of the Term Loans to be paid on any Payment Date (the amount of the Term Loans being deferred, the “Deferred Amount”) to a date that is up to ninety (90) days after the relevant Payment Date (such date, the “Deferred Date”) subject to the following conditions: (a) the aggregate amount of days by which payment of the Term Loans may be deferred shall not exceed ninety (90) days, (b) no Default or Event of Default shall have occurred or be continuing, (c) ~~no amounts remain on deposit in the Debt Service Reserve Account (or if amounts remain on deposit in the Debt Service Reserve Account, the Deferred Amount is equal to the excess of the principal amount of the Term Loans due and payable on such Payment Date over the amounts that remain on deposit in the Debt Service Reserve Account)~~[Reserved], (d) the reason for such deferral shall be solely that processing of Minerals from the Project has been delayed and, as a result of such delay, the Refined Gold and Refined Silver have not been delivered to Peak’s Gold Metals Account (each such term as defined in the Toll Milling Agreement), and (e) the Administrative Agent shall have received a certificate of a Responsible Officer of Contango certifying that, in Contango’s reasonable opinion, after due inquiry, Refined Gold and Refined Silver (each such term as defined in the Toll Milling Agreement) will be delivered prior to the Deferred Date in an amount sufficient to pay the Deferred Amount in full; provided, further, that in the event that the first cash distribution received from the Project Company immediately following the Amendment Agreement Effective Date is less than twenty-seven million U.S. Dollars ($27,000,000), (x) the principal amount set forth on Schedule 2.06 corresponding to the April 30, 2025 Payment Date shall be reduced by an aggregate amount equal to two million U.S. Dollars ($2,000,000) and (y) the principal amounts set forth on Schedule 2.06 corresponding to each of the September 30, 2025 and December 31, 2025 Payment Dates shall each be increased by an aggregate amount equal to one million U.S. Dollars ($1,000,000). All amounts repaid pursuant to this Section 2.06 shall permanently reduce the aggregate amount of Term Loan Commitments in an amount equal to the amount of such repayment. Upon any such reduction of Term Loan Commitments, the Term Loan Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

Section 5.21 Required Hedge Agreements. The Borrower shall:

(a) no later than the date of the second Borrowing, enter into and maintain at all times thereafter the Hedge Agreements with the Lenders or Affiliates of the Lenders in respect of ~~124,600~~86,739 ounces of gold in form and substance satisfactory to the Lenders

AMERICAS/2024013442.2 Exhibit A-1-3 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

(acting reasonably) and reflecting the terms set forth on Schedule 6.15 until the Maturity Date; and

(b) in connection with any payments for the account of Hedge Providers under the Permitted Hedge Agreements from Excess Cash as may be required pursuant to Section 5.20(c)(ix)(y), terminate scheduled deliveries under the Required Hedge Agreements in inverse order of scheduled delivery date such that the resulting termination, liquidation and other payments under such Required Hedge Agreements equals the amount of such required payments to the Hedge Providers pursuant to such Section 5.20(c)(ix)(y).

Section 5.22 Financial Covenants. The Borrower shall ensure that:

(a) from and after the first Calculation Date occurring after the Commercial Operation Date, the Historic Debt Service Coverage Ratio for each Historic DSCR Measurement Period is no less than ~~1.30~~2.00:1;

(b) the Projected Debt Service Coverage Ratio for each Calculation Date until the Maturity Date is not less than ~~1.30~~2.00:1;

(c) from and after the Calculation Date occurring on December 31, 2025, the Loan Life Coverage Ratio for each Calculation Date until the Maturity Date is no less than 1.40:1;

(d) the Project Life Coverage Ratio for each Calculation Date until the Project Termination Date is no less than 1.70:1; ~~and~~

(e) the Reserve Tail Ratio for each Calculation Date until the Maturity Date is no less than 25%; and

(f) from and after the Calculation Date occurring on September 30, 2025, it is in compliance with the Minimum Liquidity Level on each Calculation Date until the Maturity Date.

AMERICAS/2024013442.2 Exhibit A-1-4 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

EXHIBIT A-2

Amendments to Existing Credit Agreement

(a)
Clause (b) of the definition of “Available Cash Flow” in the Existing Credit Agreement is hereby amended as follows:

“(b) the excess, if any, of (i) Corporate Costs paid or projected to be paid during such period less (ii) any funds raised by Contango through the issuance of Equity Interests and designated and available for use to pay Corporate Costs in accordance with the Corporate Budget; less

(b)
Clause (e) of the definition of “Project Completion Date” in the Existing Credit Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.
(c)
The definition of “Restricted Payment Conditions” in the Existing Credit Agreement is hereby amended as follows:
(i)
Clause (d) of such definition is hereby amended as follows:

“(d) The amount of Cash and Cash Equivalents on deposit in the ~~Debt Service Reserve~~Proceeds Account is at least equal to ~~the DSR Required Balance~~ten million U.S. Dollars ($10,000,000);”

(ii)
A new clause (k) of such definition is inserted immediately following clause (j) thereof as follows:

“(k) The Borrower is in compliance with the Minimum Liquidity Level;”

(iii)
Clauses (k) through (n) of such definition are renumbered as clauses (l) through (o).
(d)
Section 5.20 (Accounts; Debt Service Reserve Account Funding; Revenue Waterfall) of the Existing Credit Agreement is hereby amended as follows:
(i)
The heading of such Section is amended to delete the reference to “Debt Service Reserve Account Funding” therein;
(ii)
Clause (b) (Funding of the Debt Service Reserve Account) of such Section is amended to be deleted in its entirety and replaced with “[Reserved]”;
(iii)
Clause (c) of such Section is amended as follows:

“(c) Withdrawals and Transfers from the Proceeds Account. The Borrower shall, with the prior written consent of each Lender, request the Collateral Agent to instruct the Account Bank to transfer amounts from the Proceeds Account, to the extent available therein, pursuant to a written direction

AMERICAS/2024013442.2 Exhibit A-2-1 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

delivered to the Lenders not later than five (5) Business Days prior to each Payment Date, certifying that the withdrawals and transfers requested therein are in compliance with the Corporate Budget and the Base Case Financial Model (unless otherwise specified by the Collateral Agent, attaching copies of invoices or other documentation reasonably acceptable to the Collateral Agent in respect of such transfers), to make the following payments in the following order of priority (it being agreed that, absent a request from the Borrower, the Collateral Agent (for and on behalf of the Secured Parties) shall have the right, but not the obligation to deliver an instruction to the Account Bank to make the transfers contemplated in priorities first through tenth, the “Cash Flow Waterfall”):

(i) first, to fund the Project Company’s capital calls that are then due and payable;

(ii) second, (pro rata, to the extent there are insufficient funds) (A) to each Agent, to pay any and all fees, costs, expenses and indemnification payments constituting Obligations and all other amounts that are then due and payable to any Agent under and in accordance with the Loan Documents and then (B) to each Lender and each Hedge Provider, to pay any and all fees, costs, expenses and indemnification payments constituting Obligations and all other amounts that are then due and payable to such Lender and Hedge Provider under and in accordance with the Loan Documents;

(iii) third, (pro rata, to the extent there are insufficient funds) on each Payment Date (i) to the Administrative Agent, for account of the Lenders, any and all interest and fees constituting Obligations that are then due and payable and (ii) to the Hedge Providers, the ordinary course settlement amounts payable by the Borrower during such period pursuant to the Permitted Hedge Agreements;

(iv) fourth, (pro rata, to the extent there are insufficient funds) on each Payment Date (i) to the Administrative Agent, for the account of the Lenders, an aggregate principal amount of the Loans equal to the amount set forth on Schedule 2.06 for such Payment Date and (ii) to the Hedge Providers, the termination, liquidation and other payments under the Permitted Hedge Agreement;

(v) fifth, on each Payment Date, subject to the Satisfaction of the Minimum Liquidity Level in accordance with Section 5.22(f), to pay Corporate Costs (other than those referred to in clauses (a)(v) and (b) of the definition thereof) and Capital Expenditures (or withdraw and transfer to one or more of the accounts set forth on Schedule 4.01(cc) for further payment of such Corporate Costs and Capital Expenditure), in each case, in accordance with the then current Base Case Financial Model;

AMERICAS/2024013442.2 Exhibit A-2-2 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

(vi) sixth, to transfer an amount equal to (x) the Deferred Amount, or (y) the amount of the outstanding Liquidity Buffer Loans, to the Administrative Agent, for the account of the Lenders, to prepay the Loans;

(vii) seventh, ~~on each Payment Date (starting with the first Payment Date immediately after the Reserve Account Funding Start Date), to the Debt Service Reserve Account, the amount necessary to maintain the DSR Required Balance~~[Reserved];

(viii) eighth, on each date that is ten (10) Business Days after each Payment Date, pay interest of Convertible Debentures due and payable and make other payments of Permitted Debt described in clauses (d) through (i) of the definition thereof that are then due and payable and are included in the then-current Corporate Budget;

(ix) ninth, on each Payment Date commencing with the first Payment Date immediately after the Amendment Agreement Effective Date and subject to the satisfaction of the Minimum Liquidity Level in accordance with Section 5.22(f), to transfer (A) until all aggregate principal Loan amounts scheduled to be due and payable and all termination, liquidation or other payments in respect of deliveries scheduled to be made under the Required Hedge Agreements, in each case, on a Payment Date occurring in 2027 have been repaid or paid (as the case may be) in full, an amount equal to ~~35% of amounts remaining on the Proceeds Account~~any Excess Cash as of such Payment Date and (B) thereafter until the Maturity Date, an amount equal to thirty-five percent (35%) of any Excess Cash as of such Payment Date, in each case, after the application of funds provided in clauses first through eighth, to the Administrative Agent, on a pro rata basis (which shall be calculated based on the sum of the aggregate principal amount of Loans outstanding and the mark to market value of each Required Hedge Agreement as of such Payment Date) for application in inverse order of maturity or scheduled delivery date, as applicable, (x) for the account of the Lenders, to prepay the Loans and (y) for the account of the Hedge Providers, to pay any termination, liquidation and other payments under the Permitted Hedge Agreement terminated pursuant to Section 5.21(b); and

(x) tenth, the balance, if any, subject to the satisfaction of the Restricted Payment Conditions, to make Restricted Payments.”; and

(iv)
Clause (d) (Withdrawals and Transfers from the Debt Service Reserve Account) of such Section is deleted in its entirety and replaced with “[Reserved]”.
(e)
Section 10.02(b)(x) (Waivers; Amendments; Amendments, etc.) of the Existing Credit Agreement is hereby amended as follows:

“(x) reduce the amount of, or change the order of application of Net Cash Proceeds or other amounts required to be applied to prepay the Loans (including reducing or removing the percentage set forth in Section 5.20(c)(ix) and the amount set

AMERICAS/2024013442.2 Exhibit A-2-3 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

forth in the definition of “Excess Cash”), without the written consent of each Lender directly and adversely affected thereby;”.

AMERICAS/2024013442.2 Exhibit A-2-4 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

EXHIBIT B

Amended Schedule 2.06 (Loan Amortization Schedule)

SCHEDULE 2.06

Loan Amortization Schedule

Payment Date	Amount	Percentage
7/31/2024	$2,000,000	3.33%
10/31/2024	$5,900,000	9.83%
1/31/2025	$13,800,000	23.00%
4/30/2025	$8,200,000[1]	13.67%
7/31/2025	$7,000,000	11.67%
10/31/2025	$8,500,000	14.17%
12/31/2025	$0	0.00%
3/31/2026	$1,000,000	1.67%
6/30/2026	$1,000,000	1.67%
9/30/2026	$1,000,000	1.67%
12/31/2026	$1,000,000	1.67%
3/31/2027	$9,000,000	15.00%
6/30/2027	$1,600,000	2.67%
Total	$60,000,000	100.000%

1 Pursuant to Section 2.06, to be reduced on a dollar-for-dollar basis in the event that the first cash distribution immediately following the Amendment Agreement Effective Date from the Project Company to the Borrower be less than twenty-seven million U.S. Dollars ($27,000,000) but capped at two million U.S. Dollars ($2,000,000).

AMERICAS/2024013442.2 Exhibit B-1 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

EXHIBIT C

Amended Schedule 4.01(cc) (Existing Accounts)

SCHEDULE 4.01(cc)

Existing Accounts

Bank	Company	Account Number	Account Type
Chase Bank	Contango Ore, Inc.	670332359	Checking
Chase Bank	Contango, Ore, Inc.	3858386528	Money Market
Chase Bank	AGT	769585313	Checking
Denali State Bank	Contango Ore, Inc.	301014403	Checking
Key Bank	AGT	124411013608	Checking
Key Bank	AGT	124411013657	Checking
Macquarie Bank Limited – Proceeds Account	Borrower	11180204	Call Account
Macquarie Bank Limited – Metals Account (Gold)	Borrower	11180206	Call Account
Macquarie Bank Limited – Metals Account (Silver)	Borrower	11180207	Call Account

AMERICAS/2024013442.2 Exhibit C-1 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

EXHIBIT D

Amended Schedule 6.15 (Hedging Parameters)

SCHEDULE 6.15

Hedging Parameters

Required Hedge Agreements

The Borrower shall execute mandatory Hedge Agreements covering gold price exposure, as set out in the table below and in accordance with the Base Case Financial Model.

The Required Hedge Agreements will be entered into with each Lender or an Affiliate of a Lender pro rata to the respective Lender’s share of the Commitments.

Date	ING Ounces	Macquarie Ounces	Total Hedged Ounces
4/30/2025	6,805	5,134	11,939
7/31/2025	6,783	5,117	11,900
10/31/2025	7,752	5,848	13,600
12/31/2025	3,591	2,709	6,300
3/31/2026	3,990	3,010	7,000
6/30/2026	3990	3,010	7,000
9/30/2026	3,990	3,010	7,000
12/31/2026	3,990	3,010	7,000
3/31/2027	5,700	4,300	10,000
6/30/2027	2,850	2,150	5,000
Total	49,441	37,298	86,739

Discretionary hedging

In addition to the Required Hedge Agreements, the Borrower may also execute discretionary Hedge Agreements related to its exposures to gold or silver prices, interest rates, diesel prices and/or foreign exchange currency (each, a “Discretionary Hedge”), subject to the limitations set forth in this Schedule.

(Counterparty) A Discretionary Hedge may only be entered into with a Lender or an Affiliate of a Lender.

(Hedge Limits – Metals) The Borrower shall not enter into Discretionary Hedges hedging more than 75% of gold and not more than 75% of silver in any calendar quarter (with reference to the Base Case Financial Model).

AMERICAS/2024013442.2 Exhibit D-1 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

(Hedge Limits – Diesel, FX and Interest Rates) The Borrower shall not enter into Discretionary Hedges hedging more than 100% of diesel, foreign exchange or interest rate exposure in the next calendar quarter (with reference to the Base Case Financial Model) and not more than 70% of diesel, foreign exchange or interest rate exposure in any subsequent calendar quarter.

(Documentation) Each Discretionary Hedge must comply with this Schedule and shall:

(a)
be secured on a pari passu basis with the Secured Obligations under this Agreement;
(b)
not have any requirement to post collateral to cover mark-to-market changes; and
(c)
be documented under an ISDA Master Agreement, the Schedule to which shall be substantially in the form prescribed by this Schedule, and each Confirmation thereunder shall be limited to the essential terms of the Transaction and not include other representations, warranties, covenants, Potential Events of Default or Events of Default nor contain any other modifications to the ISDA Master Agreement to which such Schedule is attached.

(Reporting) The Borrower shall report the terms of Required Hedges and Discretionary Hedges which the Borrower has entered into to the Administrative Agent for monitoring purposes within two Business Days following the Trade Date of any Required Hedge or Discretionary Hedge. In addition, the Borrower shall report within two Business Days to the Administrative Agent the terms of each Required Hedge or Discretionary Hedge that is early terminated or lapses.

AMERICAS/2024013442.2 Exhibit D-2 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

EXHIBIT E

Amended Exhibit G (Form of Borrower Project Completion Date Certificate)

Exhibit G
Form of Borrower Project Completion Date Certificate

To: ING Capital LLC,

as Administrative Agent

1133 Avenue of the Americas

New York, NY, 10036

USA
Attention: Remko van de Water; Karel Martinus Odink; ING Capital Loan Agency New York

Email: Remko.van.de.Water@ing.com; Karel.Martinus.Odink@ing.com; dlnycloanagencyteam@ing.com

From: CORE Alaska, LLC, as Borrower

[●], 20[●]

Reference is made to the Credit and Guarantee Agreement, dated as of May 17, 2023, by and among CORE Alaska, LLC, a Delaware limited liability company (the “Borrower”), each of Contango Ore, Inc., a Delaware corporation, Alaska Gold Torrent, LLC, an Alaska limited liability company, and Contango Minerals Alaska, LLC, an Alaska limited liability company, as Guarantors (the “Guarantors”), each of the Lenders (as defined in the Credit Agreement) party thereto from time to time, ING Capital LLC, as administrative agent for the Lenders (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) and Macquarie Bank Limited, as collateral agent for the Secured Parties (as defined in the Credit Agreement) (in such capacity and together with its successors and assigns in such capacity, the “Collateral Agent”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

I, the undersigned, do hereby certify that I am a Responsible Officer of the Borrower, and hereby certify on behalf of the Borrower solely in my capacity as a Responsible Officer, and not in my individual capacity that, as of the date hereof:

1.
the Project has been properly constructed and completed and has successfully completed all testing and commissioning in accordance with the Material Project Documents (Project Company);

2.
the Fort Knox Modifications have been completed and FGMI (as defined in the Toll Milling Agreement) is required to receive and process Ore (as defined in the Toll Milling Agreement) from the Project Company in accordance with the Toll Milling Agreement;

3.
the Commercial Operation Date has occurred;

AMERICAS/2024013442.2 Exhibit E-1 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

4.
no default or force majeure event exists under any Material Project Document (Project Company);

5.
the aggregate amount of funds on deposit in the Proceeds Account is not less than $[7,000,000];

6.
all Governmental Authorizations of the Borrower Group Members necessary as of the date hereof been obtained, and all such Governmental Authorizations are in full force and effect and any conditions required to be satisfied thereunder as of the date hereof have been satisfied or waived;

7.
the Project is free and clear of all Liens other than Permitted Liens;

8.
to Borrower’s Knowledge, all of the insurance required to be in place in respect of the Project under the Material Project Documents (Project Company) and Peak Gold LLC Agreement (including with respect to the operational phase of the Project) is in full force and effect in accordance with the terms of this Agreement;

9.
to Borrower’s Knowledge, the Project Company has paid in full all amounts then due and payable under the Material Project Documents (Project Company), including any performance and delay liquidated damages;

10.
to Borrower’s Knowledge, there are no outstanding claims by the contractors or sub-contractors under the Material Project Documents (Project Company), other than (i) claims not exceeding $1,000,000 in the aggregate, (ii) that are being Contested and (iii) in respect of which the Project Company has reserved sufficient funds for full payment thereof;

11.
any prepayment required as of the date hereof to satisfy the debt sizing criteria under Section 3.01(a)(ix) of the Credit Agreement has been made;

12.
the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement or in any other Loan Document are true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are be true and correct in all material respects as of such earlier date (or, in each case, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects after giving effect to such qualification); and

13.
no Default or Event of Default shall have occurred and be continuing.2

[Signature page follows.]

2 NTD: If applicable, to be updated based on final Credit Agreement provisions.

AMERICAS/2024013442.2 Exhibit E-2 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

CORE ALASKA, LLC

By:________________________

Name:

Title:

AMERICAS/2024013442.2 Exhibit E-3 Contango Ore – Amendment No. 11 and Waiver No. 8

to Credit and Guarantee Agreement